Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-2 of our report dated March 3, 2005 relating to the financial statements of Pennichuck Corporation, which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 31, 2005